                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ] Confidential, for Use of the Commission Only
                                                 (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              CARNEGIE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No Fee Required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     (5)  Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
                                 -------------------------------------

    (2)  Form, Schedule or Registration No.:
                                 -------------------------------------

    (3)  Filing Party:
                      ------------------------------------------------

    (4)  Date Filed:
                     -------------------------------------------------

                           Carnegie Group, Inc.
                           Five PPG Place
                           Pittsburgh, PA 15222
                           Phone: (412) 642-6900         E-mail: info@cgi.com
CARNEGIE GROUP             Fax: (412) 642-6906           Web: http://www.cgi.com
--------------------------------------------------------------------------------

April 14, 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Carnegie Group, Inc. to be held on Tuesday, May 13, 1997, at 10:00 a.m., at the Westin William Penn Hotel, 530 William Penn Place, in Pittsburgh, Pennsylvania.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement. We also plan to have demonstrations of selected Company technologies at the meeting to give you a better understanding of our software solutions.

     Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully. Whether or not you plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

     We look forward to seeing you on May 13, 1997.

                                          Sincerely,

                                          /s/ DENNIS YABLONSKY
                                          Dennis Yablonsky
                                          President and Chief Executive Officer

                              CARNEGIE GROUP, INC.
                                 FIVE PPG PLACE
                         PITTSBURGH, PENNSYLVANIA 15222

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, MAY 13, 1997

                               ------------------

     The Annual Meeting of Stockholders (the "Annual Meeting") of Carnegie Group, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 13, 1997, at 10:00 a.m., local time, at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, for the following purposes:

          1. To elect two Class II directors to serve for a term of three years and until their respective successors are duly elected and qualified;

          2. To ratify the selection of Price Waterhouse LLP, independent accountants, to audit the books and accounts of the Company for the year ending December 31, 1997; and

          3. To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on April 10, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

     A complete list of the stockholders entitled to vote at the Annual Meeting will be available during ordinary business hours for examination by any stockholder, for any purpose germane to the Annual Meeting, for a period of at least ten days prior to the Annual Meeting, at the offices of the Company, Five PPG Place, Pittsburgh, Pennsylvania.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THE RETURN OF THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE YOUR PROXY OR TO VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

                                           By order of the Board of Directors,

                                                     JOHN W. MANZETTI
                                          Executive Vice President and Secretary

Pittsburgh, Pennsylvania
April 14, 1997

               YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES
                         YOU OWNED ON THE RECORD DATE.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE IT, SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                              CARNEGIE GROUP, INC.

                                 FIVE PPG PLACE
                         PITTSBURGH, PENNSYLVANIA 15222

                                ---------------

                                PROXY STATEMENT

                                ---------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Carnegie Group, Inc., a Delaware corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Stockholders (together with any and all adjournments and postponements thereof, (the "Annual Meeting") to be held on Tuesday, May 13, 1997, at 10:00 a.m., local time, at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement, together with the accompanying Notice and the enclosed proxy card, are first being sent to stockholders on or about April 14, 1997.

RECORD DATE; VOTING SECURITIES; VOTING AND PROXIES

     The Board has fixed the close of business on April 10, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 6,283,091 shares of Common Stock of the Company, par value $.01 per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Abstentions may be specified as to all proposals to be brought before the Annual Meeting other than the election of directors.

     Shares can be voted at the Annual Meeting only if the stockholder is present in person or is represented by proxy. If the enclosed proxy card is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board. Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names, and shares represented by a duly completed proxy submitted by such a nominee holder on behalf of a beneficial owner will be voted to the extent instructed by the nominee holder on the proxy card. Rules applicable to nominee holders may preclude them from voting shares held by them in nominee capacity on certain kinds of proposals unless they receive voting instructions from the beneficial owners of the shares (the failure to vote in such circumstances is referred to as a "broker non-vote").

     The Board knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying Notice. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Any proxy may be revoked at any time prior to its exercise by attending the Annual Meeting and voting in person, by notifying the Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

     The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone.

QUORUM; VOTES REQUIRED

     The presence at the Annual Meeting, in person or by proxy, of shares of Common Stock representing at least a majority of the total number of shares of Common Stock entitled to vote on the Record Date will constitute a quorum for purposes of the Annual Meeting. Shares represented by duly completed proxies submitted by nominee holders on behalf of beneficial owners will be counted as present for purposes of determining the existence of a quorum (even if some such proxies reflect broker non-votes). In addition, abstentions will be counted as present for purposes of determining the existence of a quorum.

     Under applicable Delaware law, directors are to be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Accordingly, and in accordance with the Company's Amended and Restated By-Laws, the two nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the election of directors.

     The proposal to ratify the selection of Price Waterhouse LLP, independent accountants, to audit the books and accounts of the Company for the year ending December 31, 1997 requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Abstentions will be counted as shares present at the Annual Meeting and will thus increase the minimum number of affirmative votes necessary to approve this proposal. Because they will not be recorded as votes in favor of such proposals, however, abstentions will have the effects of votes against such proposals. Broker non-votes with respect to these proposals will be treated as shares not capable of being voted on these proposals; accordingly, broker non-votes will have no effect either on the minimum number of affirmative votes necessary to approve such proposal or on the outcome of voting on such proposal.

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company provide that the number of directors (which is to be not less than three) is to be determined from time to time by resolution of the Board. The Board is currently comprised of eight persons.

     Pursuant to the Company's Restated Certificate of Incorporation, the members of the Board are divided into three classes, designated Class I, Class II and Class III. Each class is to consist, as nearly as may be possible, of one-third of the total number of members of the Board. The term of the Class II directors expires at the Annual Meeting. The terms of the Class I and Class III directors will expire at the 1999 and 1998 Annual Meetings of Stockholders, respectively. At each Annual Meeting, the directors elected to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Stockholders after their election and until their successors are duly elected and qualified. A director of any class who is elected to fill a vacancy resulting from an increase in the number of directors holds office for the remaining term of the class to which he is elected and a director who is elected to fill a vacancy arising in any other manner holds office for the remaining term of his predecessor.

     The two incumbent Class II directors are nominees for election this year for a three-year term expiring at the 2000 Annual Meeting of Stockholders. In the election, the two persons who receive the highest number of votes actually cast will be elected. The proxies named in the proxy card intend to vote for the election of the two Class II nominees listed below unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     Set forth below is certain information with regard to the two nominees for election as Class II directors and each continuing Class I and Class III Director.

                  NOMINEES FOR ELECTION AS CLASS II DIRECTORS

       NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
       ------------                        --------------------------------------
John W. Manzetti ..........    Mr. Manzetti has served as Executive Vice President, Chief
  Age 49                       Financial Officer and Treasurer and as a director of the
                               Company since February 1995. Prior to becoming an Executive
                               Vice President, Mr. Manzetti served as Vice President, Finance and Administrative Services and Chief Financial Officer from
                               October 1988 to February 1993, and as Vice President and
                               Division Manager and Chief Financial Officer from February
                               1993 to February 1995. Mr. Manzetti has been Secretary since
                               February 1989.
Mark S. Fox, Ph.D. ........    Dr. Fox is a co-founder of the Company and has served as a
  Age 44                       director since the Company's inception in 1983. Dr. Fox serves as a consultant in a scientific or engineering capacity from time to time on projects for the Company. Dr. Fox has been
                               Professor of Industrial Engineering with cross appointments in the Department of Computer Science and Faculty of Management
                               at the University of Toronto since August 1991. Dr. Fox is founder, President and Chief Executive Officer of Fox-Novator
                               Systems Ltd., a provider of electronic commerce software for the Internet/World Wide Web.  Prior to August 1991, Dr. Fox
                               was an Associate Professor of Computer Science and Robotics
                               and Director of the Center for Integrated Manufacturing
                               Systems at Carnegie Mellon University.

                   DIRECTORS CONTINUING AS CLASS I DIRECTORS

       NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
       ------------                        --------------------------------------
Dennis Yablonsky ..........    Mr. Yablonsky has served as President and Chief Executive
  Age 44                       Officer and as a director of the Company since August 1987.
                               Before joining the Company, Mr. Yablonsky was President and
                               Chief Operating Officer of Cincom Systems of Cincinnati, Ohio,
                               a privately-held company that markets software products to the manufacturing, government and academic markets.
Raj Reddy, Ph.D. ..........    Dr. Reddy is a co-founder of the Company and has served as a
  Age 59                       director since the Company's inception in 1983. Dr. Reddy
                               serves as a consultant in a scientific or engineering capacity from time to time on projects for the Company. Dr. Reddy has served as Chairman of the Board since February 1988. Dr. Reddy is Dean of the School of Computer Science and the Herbert A.
                               Simon University Professor of Computer Science and Robotics at
                               Carnegie Mellon University. Dr. Reddy joined Carnegie Mellon's
                               Department of Computer Science in September 1969 and served as
                               Director of the Robotics Institute from September 1979 to
                               September 1992. Dr. Reddy is a member of the Board of
                               Directors of Telxon Corporation, a director and Chairman of the Board of SEEC, Inc. and a member of the Technical Advisory
                               Board of Microsoft Corporation.

Glen F. Chatfield .........    Mr. Chatfield has served as a director of the Company since
  Age 53                       May 1992. Mr. Chatfield was President of Chatfield Enterprises
                               from April 1990 to November 1992, and has been President of
                               Optimum Power Technology, Inc. since December 1992, Chairman of Emprise Technologies, Inc. since December 1992, and General
                               Partner of CEO Venture Fund since January 1986. He was a
                               founder of Duquesne Systems, Inc., a predecessor of LEGENT
                               Corporation.

                  DIRECTORS CONTINUING AS CLASS III DIRECTORS

       NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
       ------------                        --------------------------------------
Bruce D. Russell, Ph.D. .....  Dr. Russell has served as Executive Vice President and Chief
  Age 51                       Operating Officer and as a director of the Company since
                               February 1995. Prior to becoming an Executive Vice President,
                               Dr. Russell served as Vice President and Division Manager from
                               January 1989 through January 1995.
Tracie A. Muesing ...........  Ms. Muesing has served as a director of the Company since
  Age 48                       August 1995. Ms. Muesing has been Vice President--Network and
                               Technology Services for U S WEST Communications, Inc., a
                               wholly owned subsidiary of U S WEST, Inc., since September
                               1995. Prior to that time she was Vice President of
                               Transformation Systems for U S WEST Communications, Inc. from
                               August 1994, Vice President of Information Application
                               Development for U S WEST Technologies from June 1992 to August
                               1994 and Vice President of Quality, U S WEST, Inc. from
                               October 1990 to June 1992.

Jaime G. Carbonell, Ph.D. ...  Dr. Carbonell is a co-founder of the Company and has served as
  Age 43                       a director since the Company's inception in 1983. Dr.
                               Carbonell serves as a consultant in a scientific or
                               engineering capacity from time to time on projects for the
                               Company.  Dr. Carbonell has been affiliated with Carnegie
                               Mellon University since January 1979. He has been a Professor of Computer Science since July 1983 and the Director, Center for Machine Translation since July 1986 at Carnegie Mellon's
                               School of Computer Science.

BOARD OF DIRECTORS AND COMMITTEES

     The Board met six times during the year ended December 31, 1996. The Board has an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee.

     The Audit Committee is responsible for nominating the Company's independent auditors for approval by the Board, reviewing the scope, results and costs of the audit with the Company's independent auditors, and reviewing the financial statements and accounting practices of the Company. The members of the Audit Committee are Dr. Reddy and Mr. Chatfield. The Audit Committee met four times during 1996.

     The Compensation Committee is responsible for administering the Company's 1989 Stock Option Plan, its Long-Term Incentive Plan, its 1995 Stock Option Plan and its 1995 Employee Stock Purchase Plan, and for recommending other compensation decisions to the Board. The members of the Compensation Committee are Dr. Reddy, Mr. Chatfield and Ms. Muesing. The Compensation Committee met twice during 1996.

     No director attended fewer than 75% of the total number of meetings of the Board and the meetings of any committee of the Board on which he or she served during the fiscal year ended December 31, 1996.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected Price Waterhouse LLP to serve as the Company's independent accountants for the year ending December 31, 1997. A representative of Price Waterhouse LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

     The proposal to ratify the selection of Price Waterhouse LLP will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present and entitled to vote on the proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth information regarding compensation of certain executive officers (the "Named Executive Officers") of the Company for the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                        ANNUAL COMPENSATION     COMPENSATION AWARDS
                                                        --------------------    SECURITIES UNDERLYING
         NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS             OPTIONS
         ---------------------------            ----    --------    --------    ---------------------
Dennis Yablonsky.............................   1996    $217,506    $ 30,000                --
  President and Chief Executive Officer         1995     207,501      72,996            65,000
                                                1994     198,255     137,148                --

Bruce D. Russell.............................   1996     181,758      25,000                --
  Executive Vice President and Chief            1995     171,756      49,496            45,000
  Operating Officer                             1994     160,500      90,898                --

John W. Manzetti.............................   1996     167,505      25,000                --
  Executive Vice President, Chief Financial     1995     157,506      49,496            45,000
  Officer, Treasurer and Secretary              1994     147,501      90,148                --

STOCK OPTIONS

     The Company currently maintains three stock option plans under which stock option awards may be made to eligible employees of the Company: the 1989 Stock Option Plan, the Long-Term Incentive Plan and the 1995 Stock Option Plan. The number of shares authorized to be issued under the 1995 Stock Option Plan, and the terms of outstanding stock options under the 1989 Stock Option Plan, the Long-Term Incentive Plan and the 1995 Stock Option Plan, may be adjusted to prevent dilution or enlargement of rights in the event of any stock dividend, reorganization, reclassification, recapitalization, stock split, combination, merger, consolidation or other relevant capitalization change. On September 8, 1995, the Board terminated the 1989 Stock Option Plan and the Long-Term Incentive Plan and directed that options which expire or terminate unexercised under the plans shall become available for award under the 1995 Stock Option Plan. As of March 31, 1997, the numbers of options granted and outstanding under the 1989 Stock Option Plan, the Long-Term Incentive Plan and the 1995 Stock Option Plan were 647,841, 443,912 and 537,000, respectively.

     The following table sets forth certain information with respect to the value of options held by the Named Executive Officers on December 31, 1996.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                               NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                               OPTIONS HELD AT FISCAL         IN-THE-MONEY OPTIONS AT
                                                      YEAR-END                 FISCAL YEAR-END ($)(1)
                                            ----------------------------    ----------------------------
                  NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                  ----                      -----------    -------------    -----------    -------------
Dennis Yablonsky.........................     357,135         107,865       $1,597,389       $ 339,911
Bruce D. Russell.........................     172,135          92,865          625,089         339,911
John W. Manzetti.........................     122,135          92,865          525,089         339,911

---------

(1) Represents the difference between the closing price per share of Common Stock as reported on the Nasdaq National Market on December 31, 1996 ($7.00) and the exercise price of the options, multiplied by the number of shares of Common Stock issuable upon exercise of the options.

ARRANGEMENTS REGARDING TERMINATION OF EMPLOYMENT

     On August 11, 1987, the Company entered into an employment agreement with Mr. Yablonsky, its President and Chief Executive Officer, which continues in effect. The initial term of the employment agreement expired December 31, 1990, with the term thereafter being extended for successive one year periods unless either party gives written notice to the other not later than 90 days prior to the current expiration date of his or its desire not to extend the term. Under the agreement, the Company has agreed to use its best efforts to cause Mr. Yablonsky to be renominated and reelected to the Board at each election of directors of the Company which occurs prior to the expiration of the employment agreement. The agreement provides for the payment to Mr. Yablonsky of (i) a base salary to be reviewed annually by the Board and increased (but not decreased) if the Board (or a committee thereof) so determines and (ii) an annual performance bonus pursuant to an annual performance bonus plan administered by the Board and applicable to members of key management. For these purposes, Mr. Yablonsky's bonus is awarded pursuant to the Board's overall practice of setting performance goals and bonus compensation for individual executives. In addition, Mr. Yablonsky will participate on the same terms and conditions as all other employees in all employee benefit plans sponsored and maintained for all employees of the Company, and shall also participate in each other compensation plan, program or arrangement provided to management employees of the Company, on the same terms and conditions as such other management employees may participate. The agreement provides for at least 30 days' written notice of the Company's intention to terminate Mr. Yablonsky's employment. If the Company terminates Mr. Yablonsky's employment under the agreement without "cause," the Company must pay Mr. Yablonsky (i) severance payments in the amount of his then annual base salary over a period of twelve months following termination and (ii) his prorated portion of any performance bonus in effect for such year, and must provide him with life, health and disability insurance benefits for such twelve-month period. All such payments and benefits will cease immediately upon the commencement of employment of Mr. Yablonsky by another employer. The agreement contains provisions intended to limit Mr. Yablonsky's use of confidential information of the Company both during his employment and thereafter.

     The Company has entered into Severance Agreements with each of Mr. Yablonsky, Dr. Russell and Mr. Manzetti, and with certain other members of senior management. The Severance Agreement of each employee provides that if, on or after the date of a "Change in Control" (as defined below), the Company, for any reason, terminates the employee's employment or the employee resigns "for good reason" (as defined below), then the Company shall pay to the employee within five days following the date of termination or date of resignation: (i) the employee's salary and benefits through the termination date or resignation date, both as in effect on the date prior to the date of the Change in Control; and (ii) the amount of any bonus payable to the employee for the year in which the Change in Control occurred, prorated to take into account the number of days that have elapsed in such year prior to the termination date or the resignation date. In addition, during the "designated period" following the termination or resignation date, the Company shall continue to pay to the employee his annual salary, as in effect on the day prior to the date of the Change in Control, on the dates when such salary would have been payable, had the employee remained employed by the Company and shall continue to provide to the employee during such twelve-month period, at no cost to the employee, the benefits the employee was receiving on the day prior to the date of the Change in Control or benefits substantially similar thereto. The "designated period" is twelve months for Mr. Yablonsky, nine months for each of Dr. Russell and Mr. Manzetti, and six months for each of the other remaining senior managers. The Severance Agreements also provide that in the event of a Change in Control, all options whether or not then exercisable shall vest and become fully exercisable beginning on the date of the Change in Control and shall continue to be exercisable for the remainder of the term applicable thereto, pursuant to the plan or agreement under which the options were granted.

     For purposes of the Severance Agreements, a "Change in Control" is deemed to occur upon any of the following events: (i) any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities;
(ii) the individuals who as of the date of the Severance Agreements are members of the Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors of the Company (provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director will, for purposes of the Severance Agreements, be considered as a member of the Incumbent Board);
(iii) an agreement by the Company to consolidate or merge with any other entity pursuant to which the Company will not be the continuing or surviving corporation or pursuant to which shares of the Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of the Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger; (iv) an agreement of the Company to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions all or any material portion of the assets of the Company; (v) the adoption of any plan or proposal for a complete or partial liquidation or dissolution of the Company; or (vi) an agreement to sell more than 50% of the outstanding voting securities in one or a series of transactions other than an initial public offering of voting securities registered with the Securities and Exchange Commission.

     The term "good reason" means: (i) a material diminution by the Company of the employee's title or responsibilities, as that title and those responsibilities existed on the day prior to the date of a Change in Control;
(ii) a material diminution by the Company in the employee's salary, benefits or incentive or other forms of compensation, all as in effect on the day prior to the date of a Change in Control; or (iii) any reassignment of the employee or relocation of the Company's principal executive offices outside of the greater Pittsburgh area.

COMPENSATION OF DIRECTORS

     Directors do not receive compensation for serving as members of the Board or committees thereof or reimbursement of travel or other expenses relating to attendance at meetings of the Board of Directors or committees thereof.

     Upon his appointment to the Board in May 1992, Mr. Chatfield was granted options to purchase 4,000 shares of Common Stock at an exercise price of $1.65 per share, and in March 1995, Mr. Chatfield was granted options to purchase 2,000 shares of Common Stock at an exercise price of $4.65 per share. All of these stock options are subject to a vesting schedule, and unexercised options terminate 90 days after Mr. Chatfield ceases to be a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1, 1996 through December 31, 1996, the Compensation Committee of the Board consisted of Dr. Reddy, Mr. Chatfield and Ms. Muesing. The Compensation Committee is empowered to recommend to the Board compensation decisions for the Company's executive officers.

     Ms. Muesing is the representative of U S WEST, Inc. on the Company's Board of Directors. For a description of certain transactions between a subsidiary of U S WEST, Inc. and the Company, see "Certain Transactions."

                              CERTAIN TRANSACTIONS

     During 1996, the Company derived revenue of approximately $2.7 million and approximately $0.3 million from the provision of software services to U S WEST Communications, Inc. ("U S WEST") and Ford Motor Company ("Ford"), respectively. The Company is a party to certain existing agreements pursuant to which it will provide software services to U S WEST and Ford in 1997. U S WEST is a subsidiary of U S WEST, Inc., which is a beneficial owner of more than 5% of the Company's Common Stock. Ford is also a beneficial owner of more than 5% of the Company's Common Stock. Ms. Tracie Muesing, an officer of U S WEST, is the representative of U S WEST, Inc. on the Company's Board of Directors.

     The Company and Carnegie Mellon University, through its Center for Machine Translation, are parties to a License and Affiliate Agreement dated January 31, 1991 (as amended, the "License Agreement") and a Subcontract Agreement dated February 1, 1991 (as amended, the "Subcontract Agreement"). Carnegie Mellon University's Center for Machine Translation is headed by Dr. Jaime Carbonell, a director and stockholder of the Company. Under the License Agreement, Carnegie Mellon University granted to the Company several perpetual, non-exclusive, worldwide licenses, some of which are royalty-bearing, to use and distribute certain base software. Also, pursuant to the License Agreement, the Company became an "affiliate" of the Center for Machine Translation entitled to certain "affiliate benefits," which include access to Center for Machine Translation personnel and computational resources, copies of technical reports, manuals and other publications produced by the Center for Machine Translation, and copies of any improvements, modifications, enhancements, revisions, translations, extensions, corrections and adaptations to such base software. Unless extended or terminated earlier, these affiliate benefits will expire on December 31, 1997. The term of the Subcontract Agreement extends through December 31, 1997, unless extended or terminated earlier. Pursuant to the Subcontract Agreement, the Company engages Carnegie Mellon University, through its Center for Machine Translation, to perform certain software development services and to furnish certain deliverable items. All of the deliverables developed under the Subcontract Agreement belong exclusively to the Company. Expenses incurred under the Subcontract Agreement and the License Agreement were approximately $1.9 million during 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997 held by each person who is known by the Company to have been the beneficial owner of more than five percent of the Company's Common Stock on such date, by each director and Named Executive Officer of the Company and by all directors and executive officers of the Company as a group (based on 6,283,091 shares of Common Stock outstanding as of such date).

                                                              SHARES OWNED
                                                              BENEFICIALLY
                                                          ---------------------
         NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER       PERCENT
         ------------------------------------              ------       -------
Ford Motor Company....................................      560,000(1)     8.9%
  The American Road.
  Dearborn, MI 48121

Raj Reddy.............................................      413,000(2)     6.5
  c/o School of Computer Science
  Carnegie Mellon University
  Pittsburgh, PA 15213

Jaime G. Carbonell....................................      400,800(3)     6.3
  c/o School of Computer Science
  Carnegie Mellon University
  Pittsburgh, PA 15213

Mark S. Fox...........................................      372,776(4)     5.9
  c/o Department of Industrial Engineering
  University of Toronto
  4 Taddle Creek Road
  Toronto, Ontario
  Canada

Automatic Data Processing, Inc........................      400,000(5)     6.4
  Generale de Service Informatique (USA)
  Transcomm Data Systems, Inc.
  1380 Old Freeport Road
  Pittsburgh, PA 15238

U S WEST, Inc.........................................      400,000(6)     6.4
  7800 East Orchard Road
  Englewood, CO 80111

Tracie A. Muesing.....................................      400,000(6)     6.4
  c/o U S WEST Communications, Inc.
  1801 California St., 52nd Floor
  Denver, CO 80202

Dennis Yablonsky......................................      381,066(7)     5.7
  c/o Carnegie Group, Inc.
  Five PPG Place
  Pittsburgh, PA 15222

Bruce D. Russell......................................      196,066(7)     3.0

John W. Manzetti......................................      146,066(7)     2.3

Glen F. Chatfield.....................................        5,000(7)       *

All directors and executive officers as a group
  (8 persons).........................................    2,314,774(8)    32.5%

---------

* Less than 1%

(1) Based on information contained in a Schedule 13G filed by Ford Motor Company with the Securities and Exchange Commission on February 14, 1996.

(2) Includes 40,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1997. Also includes 100,000 shares owned by Dr. Reddy's spouse and 200,000 shares held by Dr. Reddy's spouse as trustee of trusts for the benefit of Dr. Reddy's children. Dr. Reddy disclaims beneficial ownership of all 300,000 such shares.

(3) Includes 40,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1997. Also includes 12,800 shares held by Dr. Carbonell as custodian for his children under the Pennsylvania Uniform Gifts to Minors Act. Dr. Carbonell disclaims beneficial ownership of all 12,800 such shares.

(4) Includes 40,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1997. Also includes 1,100 shares owned by Dr. Fox's spouse and 1,100 shares held by Dr. Fox's spouse as custodian for his child under the Pennsylvania Uniform Gifts to Minors Act. Dr. Fox disclaims beneficial ownership of all 2,200 such shares.

(5) Based on information contained in a Schedule 13G filed by Automatic Data Processing, Inc. with the Securities and Exchange Commission on February 14, 1996.

(6) Based on information contained in a Schedule 13G filed by U S WEST, Inc. with the Securities and Exchange Commission on February 14, 1996. As U S WEST, Inc.'s representative in its dealings as a stockholder of the Company, Ms. Muesing has shared voting power with respect to such shares.

(7) Consists of shares issuable upon the exercise of options.

(8) Includes 848,198 shares issuable upon the exercise of options.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee determines compensation for all three of the Company's executive officers: Dennis Yablonsky, President and Chief Executive Officer; Bruce D. Russell, Executive Vice President and Chief Operating Officer; and John W. Manzetti, Executive Vice President, Chief Financial Officer and Treasurer.

GENERAL COMPENSATION PHILOSOPHY

     The Company's compensation philosophy is that a significant portion of an executive's income should be based upon financial performance of the Company. In addition, compensation should reflect not only short-term performance but should also provide long-term incentives designed to tie the executive's economic return to the return of the Company's stockholders. Finally, the Committee believes that as a technology-based company, the Company must encourage and reward development of new technologies that contribute to the Company's growth.

COMPONENTS OF COMPENSATION

     The components of compensation for the Company's executive officers, which are designed to reflect the compensation philosophy, are addressed below:

     (a) Salary. The Company's salary policy is designed to provide salaries to its executives that have a modest competitive edge over the "market" for similar technology-based companies. Consideration is given to both general industry and computer services/software or high technology industry surveys to determine the appropriate level of salary increases. In addition, the Committee considers salary and other compensation provided by a group of comparable companies. For 1996, the Compensation Committee set salaries for the principal executive officers that represented increases ranging from 4.8% to 6.4% over their respective 1995 salaries .

     (b) Short-Term Incentive Compensation/Bonus Pool. The Company's senior management executive compensation program is designed to provide short term incentive bonuses for the achievement of specified performance goals. For 1996, the Compensation Committee approved the allocation of a specified dollar amount for each executive as an "A Pool" and a "B Pool." The amounts payable from each pool are based on the following performance criteria: corporate profit growth (50% of each pool), corporate revenue growth (25%), backlog (15%) and the creation of new technologies coupled with achievement of a specified level of revenue from continuing technology (10%). The A Pool is payable based on the extent to which target goals are achieved, while the B Pool is payable only if Company performance exceeds one or more of the target goals. To the extent an A Pool target is not met with respect to one performance criterion, a pro rata portion of the A Pool allocated to that criterion may be paid, but only if a minimum threshold is exceeded. In 1996, the profit growth and revenue growth levels and backlog were below the threshold and target amounts and the technology growth/revenues from continuing technology target was met. As a result, each of the principal executives received 30% of his total A Pool and 0% of his total B Pool.

     (c) Profit Sharing. All employees of the Company participate in the Company's profit sharing plan and receive an equal amount, regardless of their capacity with the Company. The amount distributed is based on a fixed formula related to pre-tax profits.

     (d) Long-Term Incentive Plan. In 1991, options were granted to all executive officers under the Carnegie Group, Inc. Long-Term Incentive Plan. The purpose of this stock option plan was to provide an incentive for the Company's key management employees to increase their ownership interest in the Company and to achieve long-term corporate objectives by exerting their efforts to accelerate the growth of revenue, profit and technology creation. To achieve this purpose, options were granted with vesting provisions that would not permit exercise for an extended period of time (nine to ten years), but with the opportunity to accelerate vesting based on the achievement of profit growth, revenue growth and technology creation coupled with specified revenue growth from continuing technology.

     Under the plan, an "Annual Available Pool" equal to one-fifth of the executive's options granted under the plan is used as a base amount for determining the number of shares underlying the option as to which vesting may be accelerated in a particular year. The base amount is multiplied by a percentage (the "Applicable Percentage") allocated to each of the profit growth, revenue growth and technology creation/revenues from continuing technology components. The Applicable Percentage ranges from zero to 150% and is based on a predetermined formula applied to the Company's performance in these areas. The product of the base amount and the Applicable Percentage is multiplied by a factor (the "Applicable Factor") of 50% in the case of the profit growth component, 30% in the case of the revenue growth component and 20% in the case of the technology creation/revenues from continuing technology component. The profit growth, revenue growth and technology creation/revenue from continuing technology components as adjusted by their respective Applicable Factors are added to determine the percentage of the "Annual Available Pool" subject to accelerated vesting. For 1996, based on the achievement of the technology/revenues from continuing technology goal, vesting equal to 30% of the pool was obtained. Accordingly, a number of shares equal to 30% of the shares in the "Annual Available Pool" qualified for accelerated vesting and become exercisable in equal increments over the following three year period. For example, in the case of Messrs. Yablonsky, Russell and Manzetti, each of whom had 60,000 shares in the "Annual Available Pool" (one fifth of the 300,000 shares underlying options initially granted to them under the plan), accelerated vesting was earned with respect to 18,000 shares, with 6,000 shares vesting in each of 1997, 1998 and 1999.

     (e) 1995 Stock Option Plan. As is the case with the Long-Term Incentive Plan, the 1995 Stock Option Plan is designed to provide incentive for the enhancement of stockholder value, since the full benefit of stock option grants typically is not realized unless there has been appreciation in per share values over several years.

1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Reference is made to the discussion above with respect to objective criteria applicable to compensation for executive officers, including Dennis Yablonsky, the Company's President and Chief Executive Officer.

     The Committee believes, based on the information discussed above under "Salary," that Mr. Yablonsky's salary in 1996, which reflected an increase of 4.8% over his 1995 salary, is consistent with the Committee's policy to provide a modest competitive edge over the "market" for similar technology-based companies.

     With regard to the senior management incentive compensation program, the percentage of the A Pool and B Pool paid to Mr. Yablonsky were the same as the percentages paid to the other principal executive officers. The dollar amount of Mr. Yablonsky's aggregate bonus pool was higher than the other principal executive officers, because Mr. Yablonsky's bonus pool reflects the level of his responsibilities as the Company's principal executive officer.

     Mr. Yablonsky's profit sharing payment and accelerated exercisable options under the Long-Term Incentive Plan were based upon the same factors applicable to the respective participants in those plans.

INTERNAL REVENUE CODE SECTION 162(M)

     The Committee reviewed the potential consequences of Section 162(m) of the Internal Revenue Code with respect to executive compensation. Section 162(m) imposes a limit on tax deductions for annual compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers. The Company does not anticipate that Section 162(m) will have an adverse effect on the Company in the short-term. In this regard, base salary and bonus levels are expected to remain well below the $1,000,000 limitation in the foreseeable future. In addition, the 1995 Stock Option Plan has been designed to qualify potential benefits under that plan as "performance based" compensation which may be excluded from the compensation used to determine the $1,000,000 limitation. Over the longer term, the Committee will continue to examine the effects of this tax provision and will monitor the level of compensation paid to the executive officers in order to ameliorate, to the extent possible, the potential adverse effects of Section 162(m).

 DR. RAJ REDDY                GLEN F. CHATFIELD               TRACIE A. MUESING

         COMPARISON OF CUMULATIVE TOTAL RETURN SINCE NOVEMBER 29, 1995

     The following graph shows the cumulative total stockholder return on the Common Stock from November 29, 1995 (the first day of trading of the Company's Common Stock upon its initial public offering) through December 31, 1996, as compared to the returns of the Nasdaq National Market Composite Index and the Nasdaq Computer and Data Processing Services Stock Index. The graph assumes that $100 was invested in the Common Stock on November 29, 1995 and in the Nasdaq National Market Composite Index and the Nasdaq Computer and Data Processing Services Stock Index and assumes reinvestment of dividends.


                                    [GRAPH]

                                    NOVEMBER 29, 1995   DECEMBER 31, 1995   DECEMBER 31, 1996
                                    -----------------   -----------------   -----------------
     Carnegie Group, Inc.                 100.00              121.88               71.79

     Nasdaq National Market
       Composite Index                    100.00               99.64              121.11

     Nasdaq Computer and Data
       Processing Services Stock
       Index                              100.00               98.17              119.66

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Act, the Company's directors, officers, and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the Securities and Exchange Commission (the "Commission"), within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of Common Stock. Rules of the Commission require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, the Company believes that, during the year ended December 31, 1996, all such persons complied with all applicable filing requirements.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Act"), stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 1998 Annual Meeting, stockholder proposals must be received by the Company no later than December 15, 1997 and must otherwise comply with the requirements of Rule 14a-8.

     The Company's Amended and Restated By-Laws provide that advance notice of stockholder-proposed business to be brought before an Annual Meeting of Stockholders and of nominations for election as directors must be given to the Secretary of the Company not less than 60 days in advance of the date of the Annual Meeting. To propose business for an Annual Meeting, a stockholder must specify in writing the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, the proposing stockholder's name and address, the class and number of shares beneficially owned by the stockholder, and any material interest of the stockholder in such business. The Company's Amended and Restated By-Laws also provide that a stockholder may request that persons be nominated for election as directors by submitting such request, together with the written consent of the persons proposed to be nominated, to the Secretary of the Company not less than 60 days prior to the date of the Annual Meeting. To be in proper form, the nominating stockholder must set forth in writing, as to each proposed nominee, the nominee's age, business address and residence address, principal occupation or employment, number of shares of Common Stock of the Company beneficially owned by such person and such other information related to such person as is required to be disclosed by applicable law, and, as to the stockholder submitting the request, such stockholder's name and address as they appear on the Company's books and the number of shares of Common Stock of the Company owned beneficially by such person. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

                                   FORM 10-K

     STOCKHOLDERS MAY OBTAIN A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE BY WRITING TO: INVESTOR RELATIONS, CARNEGIE GROUP, INC., FIVE PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222.

                                     PROXY


                              CARNEGIE GROUP, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1997

     The undersigned stockholder of Carnegie Group, Inc. (the "Company") hereby appoints Dennis Yablonsky and John W. Manzetti, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania, on May 13, 1997, commencing at 10 a.m., local time, and at any adjournment or postponement thereof, as follows:

                (continued and to be signed, on the other side)


                              FOLD AND DETACH HERE

                                                             Please mark
                                                           your votes as
                                                            indicated in
                                                            this example   [ X ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS CLASS II DIRECTORS OF ALL NOMINEES LISTED AND FOR PROPOSAL 2.

PROPOSAL 1. Election of Class II Directors

       FOR
   All Nominees             WITHHOLD
Listed (except those       AUTHORITY
 for whom authority     to Vote for All
 is being withheld)         Nominees

       [   ]                 [   ]


NOMINEES: Mark S. Fox and John W. Manzetti

(To withhold authority to vote for any nominee, write the name of the nominee below.)

---------------------------------------------------------


PROPOSAL 2. To ratify the selection of Price Waterhouse LLP, independent accountants, to audit the books and accounts of the Company for the year ending December 31, 1997.


        FOR                 AGAINST               ABSTAIN
       [   ]                 [   ]                 [  ]


In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting.

UNLESS OTHERWISE SPECIFIED, THE SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED "FOR" THE ELECTION AS CLASS II DIRECTORS OF ALL NOMINEES LISTED AND "FOR" PROPOSAL 2.

Dated:                                                             , 1997
       -----------------------------------------------------------


-------------------------------------------------------------------------
Signature of Stockholder


-------------------------------------------------------------------------
Signature of Stockholder


NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signing as a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the names of two (2) or more persons, all such persons should sign.


IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY.


                              FOLD AND DETACH HERE